Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

Masonite Announces $475 Million Notes Offering
and Proposed Refinancing of Existing Senior Notes

Tampa, FL, March 9, 2015 - Masonite International Corporation (NYSE: DOOR) (the “Company”) announced today that it is proposing to issue $475 million aggregate principal amount of senior unsecured notes due 2023 (the “notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions.

The Company intends to use the net proceeds from the sale of the notes, together with existing available cash balances, to redeem all $500.0 million aggregate principal amount of its existing 8.25% Senior Notes due 2021 (the “Existing Senior Notes”) and to pay related premiums, fees and expenses. The obligation of the Company to redeem the Existing Senior Notes will be conditioned upon the consummation of this offering of notes.

The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S of the Securities Act. The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements
This document includes forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "may," "might," "will," "should," "would," "outlook," "estimates," "projects," "plans," “proposes,” "anticipates," "expects," "intends," "forecasts," "targets," "believes," and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Readers must carefully consider any such statements and should understand that such statements are based on management's current estimates and assumptions and are subject to many factors, risks and uncertainties which could cause actual results and developments to differ materially from the Company's forward-looking statements. No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries.